Rule 424(b)(3)

Registration No. 333-118005

REOFFER PROSPECTUS

SUPPLEMENT NO. 1

LIFESTREAM TECHNOLOGIES, INC.

25,000,000 shares of common stock

Our prospectus dated August 6, 2004 is hereby supplemented as follows:

The information relating to Mr. Edward Siemens, in the table under the caption “Selling Security Holders,” is hereby supplemented to read as follows:

Name of Selling Security Holder	Number of Shares Owned	Shares to be Offered (9)	Shares to be Owned After Offering	Percentage to be Owned After Offering
Edward Siemens	4,242,631	3,513,746 (6)	728,885	*

———————

*

Less than 1%.

(6)

Consists of 1,852,214 shares of common stock and 1,661,532 shares issuable upon exercise of stock options.

Except as set forth above, our prospectus dated August 6, 2004 remains in full force and effect.

The date of this prospectus is August 6, 2004, as supplemented on November 17, 2005